Exhibit 99.1

PhaseBio Reports Recent Business Highlights and Third-Quarter 2020 Financial Results

Expanded pivotal Phase 3 REVERSE-IT trial of product candidate bentracimab (PB2452) for reversal of antiplatelet effects of ticagrelor into Canada and dosed first patients outside the United States
Resuming enrollment in ongoing Phase 2b trial of pemziviptadil (PB1046) in pulmonary arterial hypertension
Malvern, PA, and San Diego, CA - Nov. 12, 2020 - PhaseBio Pharmaceuticals, Inc. (Nasdaq: PHAS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies for cardiovascular and cardiopulmonary diseases, today provided an update on corporate activities and reported third-quarter 2020 financial results.

“In the third quarter, PhaseBio continued to make progress and build momentum on our mission to develop novel treatments for serious cardiovascular diseases, primarily through the growth of our global clinical trial footprint for our lead product candidate bentracimab,” said Jonathan P. Mow, Chief Executive Officer of PhaseBio Pharmaceuticals. “In October, we expanded enrollment of our pivotal Phase 3 REVERSE-IT Trial for bentracimab into Canada where we dosed the first patients outside the United States. With continued widespread use of antiplatelet therapies for patients with acute coronary syndrome, both in the United States and globally, there continues to be a significant unmet need for a novel therapy like bentracimab that has the potential to immediately and sustainably reverse the antiplatelet effects of ticagrelor in patients requiring urgent surgeries or experiencing major bleeding events.”

Mow continued, "We’re also pleased to be resuming enrollment for VIP, our Phase 2b trial of pemziviptadil for patients with pulmonary arterial hypertension (PAH). Looking ahead, we remain focused on delivering on our key clinical development milestones for bentracimab and pemziviptadil in 2021 and will be working in the near term on the preparation of our regulatory filings and commercialization efforts for bentracimab.”

Recent Pipeline and Business Highlights

•Expanded Pivotal Phase 3 REVERSE-IT Trial for Lead Product Candidate Bentracimab into Canada and Dosed First Patients: In October 2020, PhaseBio announced that it had expanded its Phase 3 REVERSE-IT trial for its lead product candidate bentracimab (PB2452) into Canada, where the first patients outside of the United States have now been enrolled and dosed. Bentracimab is a novel, human monoclonal antibody fragment that in earlier trials has shown immediate and sustained reversal of the antiplatelet effects of Brilinta® (ticagrelor). Cardiovascular disease remains a leading cause of mortality in the United States, Canada and globally. The lack of reversal agents for patients taking antiplatelet therapies who require urgent surgery or experience a major bleeding event remains a critical unmet need. The ongoing global Phase 3 trial of bentracimab has been named REVERSE-IT (Rapid and SustainEd ReVERSal of TicagrElor – Intervention Trial).

•Resuming Enrollment in Ongoing Phase 2b Trial of Pemziviptadil (PB1046) in PAH: In October 2020, PhaseBio announced that the ongoing Phase 2b trial of pemziviptadil in patients with PAH, named the VIP trial (Vasoactive Intestinal Peptide in adult patients with pulmonary arterial hypertension), is resuming enrollment after a pause related to the impacts of the COVID-19 pandemic and re-prioritization of drug supply to the VANGARD trial. To date, approximately one-third of the patients targeted for enrollment have completed the initial 16 week protocol, with approximately 90% of these patients electing to enroll in VIP EXTEND (Vasoactive Intestinal Peptide extension trial in adult patients with pulmonary arterial hypertension), the open label extension of the Phase 2b trial. Results from the VIP trial are expected to be reported in the second half of 2021.

•Discontinued VANGARD Clinical Trial to Evaluate Pemziviptadil in Hospitalized COVID-19 Patients: In October 2020, PhaseBio announced that after a strategic review of the VANGARD Phase 2 clinical trial, which included an assessment of the rapidly evolving COVID-19 treatment landscape, feedback from the U.S. Food and Drug Administration (FDA) and an interim analysis of the VANGARD trial data, the company elected to discontinue the VANGARD trial and refocus resources on its core pipeline programs. Importantly, pemziviptadil was generally well tolerated, and there was no adverse safety signal reported in the VANGARD trial. In addition, an independent data safety monitoring board did not identify any safety concerns related to pemziviptadil.

•SFJ Financing and Co-Development Agreement Update: From execution of the Co-Development Agreement through September 30, 2020, SFJ Pharmaceuticals has funded or reimbursed $31.7 million of clinical trial costs and other expenses of the initial $90 million commitment under the agreement towards the development of bentracimab, leaving $58.3 million of funding remaining available to support the bentracimab Phase 3 program through the end of 2021. PhaseBio is eligible to receive up to an additional $30 million of funding if specific, pre-defined clinical development milestones for bentracimab are met.

Third Quarter 2020 Financial Results

•Cash and cash equivalents at September 30, 2020 were $39.4 million, compared to $74.0 million at December 31, 2019. The decrease reflects cash used in operating activities.

•Net loss for the quarter was $25.1 million, compared to a net loss of $11.4 million for the prior-year period.

•Research and development expense increased to $17.4 million, as compared to $9.0 million for the same period in 2019, driven by an increase in manufacturing, clinical and nonclinical development activities related to bentracimab and pemziviptadil.

•General and administrative expense increased to $3.1 million, compared to $2.8 million for prior-year period, primarily due to increases in professional services, personnel, and insurance-related expenses.

About PhaseBio

PhaseBio Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies for cardiovascular and cardiopulmonary diseases. The company’s pipeline includes: bentracimab (PB2452), a novel reversal agent for the antiplatelet therapy ticagrelor; pemziviptadil (PB1046), a once-weekly vasoactive intestinal peptide receptor agonist for the treatment of pulmonary arterial hypertension; and PB6440, an oral agent for the treatment of resistant hypertension. PhaseBio’s proprietary elastin-like polypeptide technology platform enables the development of therapies with potential for less-frequent dosing and improved pharmacokinetics, including pemziviptadil, and drives both internal and partnership drug-development opportunities.

PhaseBio is located in Malvern, PA and San Diego, CA. For more information, please visit www.phasebio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.

Forward-looking statements include statements concerning or implying the conduct or timing of our clinical trials and our research, development and regulatory plans for our product candidates, the potential for these product candidates to receive regulatory approval from the FDA or equivalent foreign regulatory agencies, whether, if approved, these product candidates will be successfully distributed and marketed and the success of our collaboration with SFJ, including whether we will receive all of the contemplated funding under the co-development agreement . Forward-looking statements are based on management's current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements.

Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings, including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which we intend to file shortly hereafter. These forward-looking statements speak only as of the date hereof, and PhaseBio Pharmaceuticals, Inc. disclaims any obligation to update these statements except as may be required by law.

PhaseBio Pharmaceuticals, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	September 30, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$39,353	$74,025
Other receivables, prepaid expenses and other current assets	10,595	4,798
Property and equipment, net	6,164	1,924
Operating lease right-of-use assets	2,038	1,715
Other non-current assets	57	32
Total assets	$58,207	$82,494

Liabilities and stockholders' equity:
Current portion of long-term debt	$5,341	$2,378
Accounts payable, accrued expenses and other current liabilities	6,029	6,101
Long-term debt, net	8,117	12,326
Operating lease liabilities, net	1,667	1,508
Development derivative liability	32,224	—
Other long-term liabilities	477	203
Stockholders' equity	4,352	59,978
Total liabilities and stockholders' equity	$58,207	$82,494

PhaseBio Pharmaceuticals, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenue:
Grant revenue	$—	$241	$320	$1,097
Revenue under collaborative agreement	—	—	—	500
Total revenue	—	241	320	1,597
Operating expenses:
Research and development	17,416	9,028	49,721	22,530
General and administrative	3,076	2,803	9,477	7,523
Total operating expenses	20,492	11,831	59,198	30,053
Loss from operations	(20,492)	(11,590)	(58,878)	(28,456)
Other (expense) income	(4,651)	199	(9,312)	540
Net loss	$(25,143)	$(11,391)	$(68,190)	$(27,916)

Net loss per common share, basic and diluted	$(0.86)	$(0.40)	$(2.36)	$(1.03)

Weighted average common shares outstanding, basic and diluted	29,243,181	28,719,932	28,941,669	27,065,774

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Investor Contact:
John Sharp
PhaseBio Pharmaceuticals, Inc.
Chief Financial Officer
(610) 981-6506
john.sharp@phasebio.com

Media Contact:
Will Zasadny
Canale Communications
(619) 961-8848
will.zasadny@canalecomm.com